                                                                   EXHIBIT 11.1

                            PREFERRED NETWORKS, INC.

                  COMPUTATION OF PRO FORMA NET LOSS PER SHARE



                                                               Three Months          Six Months          Six Months
                                                                  Ended                Ended                Ended
                                                               June 30, 1995       June 30, 1996         June 30, 1995
                                                               -------------      ---------------       ---------------

Primary and fully diluted:
    Weighted average common stock outstanding during
        the period .....................................         4,138,496           10,969,325          4,138,496
    Series A Redeemable Convertible Preferred Stock
        and Series B Redeemable Convertible Preferred
        Stock dividends through January 31, 1996
        converted into Common Stock upon consummation
        of initial public offering(1)...................           855,492              258,723            855,492
    Effect of Common Stock equivalents issued subsequent
        to December 18, 1994 computed in accordance
        with the treasury stock method as required
        by the SEC(2)...................................         5,019,913            1,710,506          5,019,913
                                                              ------------         ------------        -----------

            Total ......................................        10,013,901           12,938,554         10,013,901
                                                              ============         ============        ===========

Net loss ...............................................      $   (521,707)        $ (2,978,688)       $(1,028,497)
                                                              ============         ============        ===========
Pro forma net loss per share of Common Stock ...........      $       (.05)        $       (.23)       $      (.10)
                                                              ============         ============        ===========


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(1) Pro forma net loss per share reflects securities and dividends converted into Common Stock upon consummation of the initial public offering as if such conversion had occurred at the beginning of the fiscal year. A portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock is excluded here but reflected below as cheap stock.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin
    No. 83, Common Stock equivalents (including a portion of Series A Redeemable Convertible Preferred Stock and all of Series B Redeemable Convertible Preferred Stock) issued at prices equal to or below the initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented prior to the initial public offering.